Exhibit 99(h)

KeyBank National Association, formerly	Deutsche Bank Trust Company Americas
known as Key Bank USA, National Association	formerly known as Bankers Trust Company
800 Superior Avenue, 4th Floor	as Indenture Trustee
Cleveland, OH 44114	60 Wall Street, 26th Floor – MS NYC60-2606
New York, NY 10007
JPMorgan Chase Bank, N.A., formally
known as Bank One, National Association
as Eligible Lender Trustee
4 New York Plaza, 6th Floor
New York, NY 10004

Independent Accountant’s Report
For KeyCorp Student Loan Trust 1999-B

We have examined management’s assertion, included in its representation letter dated March 9, 2005 that KeyBank, National Association (KBNA), formerly known as Key Bank USA, National Association, a wholly owned subsidiary of KeyCorp, complies with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp Student Loan Trust 1999-B Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 1999-B Administration Agreement (collectively, the “Agreements”) as of December 31, 2004 and for the year then ended. Management is responsible for KBNA’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about KBNA’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBNA’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBNA’s student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBNA’s compliance with the specified requirements.

In our opinion, assuming the accuracy of reports prepared by KBNA’s student loan processor, management’s assertion that KBNA complied with the aforementioned requirements as of December 31, 2004 and for the year then ended is fairly stated, in all material respects.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 9, 2005